COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, April 23, 2007

COACHMEN INDUSTRIES, INC. ANNOUNCES FIRST QUARTER RESULTS

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the first quarter ended March 31, 2007.

“At the bottom line, results for the first quarter were very disappointing.  However, much of this was due to events which we do not expect to re-occur, and generally due to the continued contraction of the markets in both our industry segments.  Further, increases in market share on the RV side, and the coming on line of several projects on the Housing side, make us feel confident that these results will not be repeated in the second quarter,” commented Rick Lavers, Chief Executive Officer.  “Compounding last year’s market declines, for the first two months of 2007, total industry shipments of all RV types fell 16.3%, while in housing, single-family housing starts fell 24.6% from March 2006.  These declines exacted a severe penalty on our financial results.  Nonetheless, in the face of these market conditions, it is extremely encouraging that in the most current Industry data, through February we achieved retail market share gains in both Class C and Rear Diesel Class A motorhomes.  Further, total company sales increased sequentially month over month in the first quarter of 2007.  We reduced finished goods inventory levels by $4.2 million from last quarter.  In addition, we managed our balance sheet, reducing our debt levels and managing working capital, resulting in $4.1 million in operating cash flows for the quarter.”

Sales for the first quarter were $130.2 million, 19.9% less than the $162.6 million reported for the same period last year.  Gross profits declined as a result of increased discounts on RVs and reduced operating leverage with lower production levels.  Warranty expense declined by $1.1 million from the first quarter of 2006, however as a percent of sales, warranty expense increased due to the lower revenue levels.  Selling, general and administrative expenses increased $4.0 million from last year, but the first

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Coachmen Industries, Inc. Announces First Quarter Results

April 23, 2007

quarter of 2006 included legal settlements that reduced total SG&A expenses last year by $3.6 million.  The remaining $0.4 million increase in SG&A expenses was largely the result of costs associated with the introduction of new products at the Housing Group during the quarter.  Pre-tax loss for the first quarter was $10.4 million compared with a pre-tax profit of $0.6 million in 2006.  Results for the first quarter of 2007 include pre-tax gains on the sale of assets of $0.4 million whereas results for the prior year’s first quarter included gains on the sale of assets of approximately $2.7 million.  At the bottom line, the Company reported a net loss from continuing operations of $10.4 million, or $0.67 per share, versus net income from continuing operations of $0.4 million, or $0.03 per share in the first quarter of 2006.

During the first quarter, the Company also altered its method of reporting delivery income and expense to make its financial statements more comparable to its industry peers.  Beginning in 2007, delivery expenses will be included in the cost of goods sold, while delivery income will remain in total revenues, causing reported gross profit and operating expenses to decrease, however the bottom line results are unchanged.  Results from the prior year’s quarter have been adjusted to reflect the current method of accounting for delivery income and expense.

Recreational Vehicle Segment

“The RV Group’s financial results for the first quarter were far below our goals, largely due to soft market conditions resulting in an incentive rich selling environment.  Even so, the changes to our products and organizational structure undertaken in late 2006 began to show encouraging results in the quarter.  The positive reception to our new product offerings resulted in retail market share gains in Rear Diesel Class A and Class C motorhomes as well as growing momentum in our fifth-wheel and sport utility trailer offerings which should bolster future revenues,” said Michael R. Terlep, President of the Coachmen RV Group.  “Despite these positive developments, the Group’s margins were sharply reduced due largely to a selling environment replete with discounts and incentives coupled with a shift to lower priced units and much lower production levels.”

The Company’s Recreational Vehicle Group reported sales of $104.2 million during the first quarter of 2007, down 13.1% from the $119.9 million reported for the comparable period last year.  Gross margins for the RV Group fell due to increased discounts and lower operating leverage and fixed overhead absorption with lower capacity utilization levels.  The Group’s operating expenses increased over the first quarter of 2006 due mainly to legal settlements that reduced net operating expenses in the prior year as well as increased sales incentives in the current year.  The RV Group generated a pre-tax loss from continuing operations for the quarter of $8.0 million compared with a pre-tax loss of $2.7 million for the year-ago quarter.  The Group effectively managed its inventory to avoid a build-up of product.  RV Group finished goods inventory was reduced by $5.4

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Coachmen Industries, Inc. Announces First Quarter Results

April 23, 2007

million from the end of 2006 and now stands at the lowest level since the third quarter of 2003, at $29.7 million, consisting virtually entirely of current model products.

Housing and Building Segment

The continued nationwide softening of the housing market along with unusual winter weather patterns created an especially challenging environment for the Housing and Building Group, particularly in its core Midwestern markets.  In addition, timing of initial deliveries of the Ft. Bliss project was delayed into the second quarter, resulting in lower revenues and profits in the first quarter.  “We are making steady progress in our strategy of pursuing growth opportunities beyond our traditional scattered-lot single-family business,” commented Housing Group President Rick Bedell.  “We started production of the second phase of the Fort Bliss barracks project at our Iowa plant, we are continuing our efforts to grow our traditional business with new products and we remain focused on controlling costs and enhancing margins.”  In March, the Group introduced its new Craftsman home collection which generated an enthusiastic response by its builders.  The Craftsman collection supplements the entry-level Harwick collection introduced late in the fourth quarter.

For the quarter, the Group reported sales of $26.1 million, down 38.9% from $42.7 million in the first quarter of 2006 due in large part to the continued weakness in single-family housing, particularly in the Midwest.  With the lower sales level, and costs associated with initial production of several larger projects which will not be recouped until delivery, gross profit fell to $2.3 million, or 8.8% of sales from $5.1 million, or 12.0% of sales in the first quarter of 2006 while operating expenses were flat compared to last year.  Accordingly, the Group generated a pre-tax loss of $2.7 million, compared with a pre-tax profit of $0.1 million for the year-ago quarter.

Coachmen Industries will conduct a conference call to discuss its financial results in this release at 10:00 a.m. (Eastern Time), Tuesday, April 24, 2007.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call over the internet at www.earnings.com.  The online replay will be available at approximately 12:00 p.m. (Eastern Time) and continue for 30 days.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®.  Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due

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Coachmen Industries, Inc. Announces First Quarter Results

April 23, 2007

to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Colleen Zuhl

Jeffery A. Tryka, CFA

     Chief Financial Officer

Director of Planning and Investor Relations

     574-262-0123

574-262-0123

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Coachmen Industries, Inc. Announces First Quarter Results

April 23, 2007

Coachmen Industries, Inc.
Consolidated Statements of Operations

(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

Net Sales	$ 130,244	$ 162,554

Gross Profit - $	1,427	6,413
Gross Profit - %	1.1%	3.9%

GS&A - $	12,048	8,030
GS&A - %	9.2%	4.9%

(Gain)/Loss on Sale of Property - $	(445)	(2,677)
(Gain)/Loss on Sale of Property - %	(0.3)%	(1.7)%

Operating Income/(Loss) - $	(10,176)	1,060
Operating Income/(Loss) - %	(7.8)%	0.7%

Other Expense	273	442

Pre-Tax Income/(Loss) from Continuing Operations - $	(10,449)	618
Pre-Tax Income/(Loss) from Continuing Operations - %	(8.0)%	0.4%

Tax Expense/(Credit)	(1)	214

Net Income/(Loss) from Continuing Operations	(10,448)	404

Loss from Discontinued Operations (net of taxes)	-	(329)
Gain on Sale of Discontinued Operations (net of taxes)	-	2,835

Net Income/(Loss)	(10,448)	2,910

Earnings/(Loss) per Share - Basic and Diluted
Continuing Operations	(0.67)	0.03
Discontinued Operations	-	0.16
Net Income/(Loss) per Share	(0.67)	0.19

Weighted Average Shares Outstanding
Basic	15,700	15,593
Diluted	15,700	15,650

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Coachmen Industries, Inc. Announces First Quarter Results

April 23, 2007

Coachmen Industries, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

ASSETS	March 31,	December 31,
Current Assets	2007	2006

Cash and cash equivalents	$3,669	$2,651
Accounts receivable	36,544	25,874
Inventories	86,187	83,511
Refundable income taxes	4,161	10,820
Prepaid expenses and other	5,322	6,289
Assets held for sale	-	288

Total Current Assets	135,883	129,433

Property, plant & equipment, net	55,895	57,018

Goodwill	16,865	16,865

Cash value of life insurance	33,196	31,119

Note receivable	6,191	6,269

Other	2,389	2,430

Total Assets	$250,419	$243,134

LIABILITIES & SHAREHOLDERS' EQUITY	March 31,	December 31,
Current Liabilities	2007	2006
ST borrowings & current portion of LT debt	$8,651	$10,361
Accounts payable, trade	35,062	16,998
Floor plan notes payable	4,319	4,156
Accrued income taxes	5	18
Other accruals	36,604	35,116

Total Current Liabilities	84,641	66,649

Long-term debt	3,825	3,862

Postretirement deferred compensation benefits	7,854	7,768

Deferred income taxes	4,524	4,524

Other	22	-

Total Liabilities	100,866	82,803

Shareholders' Equity	149,553	160,331

Total Liabilities and Shareholders' Equity	$250,419	$243,134

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Coachmen Industries, Inc. Announces First Quarter Results

April 23, 2007

Coachmen Industries, Inc.
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Net income/(loss)	$(10,448)	$2,910
Depreciation	1,506	1,669
Changes in current assets and liabilities	13,060	786
Net Cash Provided by Operations	4,118	5,365

Net Cash Provided by/(Used in) Investing Activities	(1,091)	14,939

Net payments on borrowings	(1,584)	(13,326)
Net issuance of stock	46	85
Dividends paid	(471)	(937)
Net Cash Used in Financing Activities	(2,009)	(14,178)

Increase in Cash and Cash Equivalents	1,018	6,126

Beginning of period cash and cash equivalents	2,651	2,780

Ending of Period Cash and Cash Equivalents	$3,669	$8,906

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Coachmen Industries, Inc. Announces First Quarter Results

April 23, 2007

Coachmen Industries, Inc.
Quarterly Segment Data
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Sales
Recreational Vehicle	104,152	119,854
Housing	26,092	42,700
Total	130,244	162,554

Gross Profit
Recreational Vehicle	$(866)	$1,306
Housing	2,293	5,107
Total	$ 1,427	$ 6,413

Gross Profit Percentage
Recreational Vehicle	-0.8%	1.1%
Housing	8.8%	12.0%
Total	1.1%	3.9%

Operating Expenses
Recreational Vehicle	$7,072	$3,654
Housing	5,022	4,999
Other	(491)	(3,300)
Total	$ 11,603	$ 5,353

Operating Expense Percentage
Recreational Vehicle	6.8%	3.0%
Housing	19.2%	11.7%
Total	8.9%	3.3%

Operating Income/(Loss)
Recreational Vehicle	$(7,938)	$(2,347)
Housing	(2,279)	107
Other	491	3,300
Total	$ (10,176)	$ 1,060

Pre-Tax Income/(Loss) from Continuing Operations
Recreational Vehicle	$(8,044)	$(2,668)
Housing	(2,677)	142
Other	272	3,144
Total	$ (10,449)	$ 618

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